Exhibit 99.1

Imperial Senior Vice President, Sustainability, Commercial Development and Product Solutions to assume new role at Exxon Mobil Corporation

CALGARY, Alberta – January 10, 2025 – Imperial (TSE: IMO, NYSE American: IMO) announced today that Sherri Evers, currently Senior Vice President, Sustainability, Commercial Development and Product Solutions for Imperial, will become North America Lubes General Manager for Exxon Mobil Corporation, effective March 1, 2025.

“On behalf of Imperial, I would like to thank Sherri Evers for her contributions and strong leadership as part of the management team over the last four years,” said Brad Corson, Chairman, President and Chief Executive Officer. “Sherri successfully led a diverse portfolio contributing to Imperial’s business and strategic projects, including the Strathcona renewable diesel project in the Downstream and development of our new Low Carbon Solutions business. In addition, her leadership was critical in plans to reduce greenhouse gas emissions at our operations, and she was instrumental in the formation of the Pathways Alliance to reduce emissions from oil sands operations and has been an active participant on the steering committee.”

Ms. Evers holds a Bachelor of Commerce in Marketing and General Business from the University of Saskatchewan. She began her career with Imperial in 1998 in Edmonton, Alberta and held various assignments within the company’s downstream business. In 2012, Ms. Evers began a series of global assignments with Exxon Mobil Corporation related to product optimization, planning and supply network before returning to Canada as the Eastern Canada Fuels Manager for the Downstream in 2018. Ms. Evers was appointed Vice President, Commercial and Corporate Development in 2021 prior to appointment to her current role in 2023.

An announcement on her replacement will be made at a future date.

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Source: Imperial
After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.
imperialoil.ca ∙ youtube.com/ImperialOil ∙ x.com/ImperialOil ∙ linkedin.com/company/Imperial-Oil ∙ facebook.com/ImperialOilLimited

Forward-looking statements: Statements of future events or conditions in this report, including projections, targets, expectations, estimates, and business plans, are forward-looking statements. Forward-looking statements include references to plans of the company to reduce greenhouse gas emissions from operations; and plans and impact of the Pathways Alliance in respect of emissions reductions, and are based on the company's current expectations, estimates, projections and assumptions at the time the statements are made.

Actual future financial and operating results, including expectations and assumptions concerning future energy demand, supply and mix; project plans, timing, costs, technical evaluations and capacities, and the company’s ability to effectively execute on these plans and operate its assets; the adoption and impact of new facilities or technologies on reductions to greenhouse gas emissions, including but not limited to technologies using solvents to replace energy intensive steam at Cold Lake, Strathcona renewable diesel, carbon capture and storage including in connection with hydrogen for the renewable diesel project, recovery technologies and efficiency projects, and any changes in the scope, terms, or costs of such projects; that any required support from policymakers and other stakeholders for various new technologies such as carbon capture and storage will be provided; for renewable diesel, the availability and cost of locally-sourced and grown feedstock and the supply of renewable diesel to British Columbia in connection with its low-carbon fuel legislation; the amount and timing of emissions reductions, including the impact of lower carbon fuels; the results of research programs and new technologies, including with respect to greenhouse gas emissions, and the ability to bring new technologies to scale on a commercially competitive basis, and the competitiveness of alternative energy and other emission reduction technologies; the receipt, in a timely manner, of regulatory and third-party approvals, including for new technologies that will help the company meet its lower emissions goals; performance of third-party service providers; commodity prices, foreign exchange rates and general market conditions; and applicable laws and government policies, including with respect to climate change, greenhouse gas emissions reductions and low carbon fuels, could differ materially depending on a number of factors.

These factors include global, regional or local changes in supply and demand for oil, natural gas, petroleum and petrochemical products and resulting demand, price, differential and margin impacts, including foreign government action with respect to supply levels and prices, and the occurrence of wars; political or regulatory events, including changes in law or government policy, applicable royalty rates, tariffs, and tax laws; environmental regulation, including climate change and greenhouse gas regulation and changes to such regulation; failure, delay or uncertainty regarding supportive policy and market development for the adoption of emerging lower emission energy technologies and other technologies that support emissions reductions; the receipt, in a timely manner, of regulatory and third-party approvals, including for new technologies that will help the company meet its emissions reduction plans; third-party opposition to company and service provider operations, projects and infrastructure; the results of research programs and new technologies, and ability to bring new technologies to commercial scale on a cost-competitive basis; project management and schedules and timely completion of projects; general economic conditions, including inflation and the occurrence and duration of economic recessions or downturns; and other factors discussed in Item 1A Risk factors and Item 7 Management’s discussion and analysis in the company’s most recent annual report on Form 10-K.

Forward-looking statements are not guarantees of future performance and involve a number of risks and uncertainties, some that are similar to other oil and gas companies and some that are unique to Imperial. Imperial’s actual results may differ materially from those expressed or implied by its forward-looking statements and readers are cautioned not to place undue reliance on them. Imperial undertakes no obligation to update any forward-looking statements contained herein, except as required by applicable law.

Source: Imperial
After more than a century, Imperial continues to be an industry leader in applying technology and innovation to responsibly develop Canada’s energy resources. As Canada’s largest petroleum refiner, a major producer of crude oil, a key petrochemical producer and a leading fuels marketer from coast to coast, our company remains committed to high standards across all areas of our business.
imperialoil.ca ∙ youtube.com/ImperialOil ∙ x.com/ImperialOil ∙ linkedin.com/company/Imperial-Oil ∙ facebook.com/ImperialOilLimited